Exhibit 99.1

[Standard Logo Appears Here]

NEWS RELEASE	For more information call
September 17, 2004	Robert Sheets 252-291-5507

Standard Commercial Corporation Announces Closure of Italian Operations

WILSON, NC – Standard Commercial Corporation (STW-NYSE) today announced that after a thorough strategic review it has decided to discontinue its tobacco processing operations in Italy. The Company is in the process of closing its facilities there and has notified its employees and the Italian authorities in accordance with Italian law. The closure of the facilities will effect approximately 62 employees and is expected to be completed by March 31, 2005. The existing inventories are expected to be sold within the next twelve months. Based on preliminary estimates, the Company expects to record an initial charge of approximately $16 to $20 million in the quarter ending September 30, 2004 as a loss from discontinued operations. The Company believes this charge will be composed primarily of non-cash expenses. Future charges, such as continued employment and facilities expenses associated with disposing of inventories and compliance with legal requirements, are expected to be incurred to complete the exit.

Robert E. Harrison, Chairman, President and Chief Executive Officer, in making the announcement, said: “In recent years the Italian leaf tobacco market conditions as well as the strengthening of the Euro have had a significant adverse impact on our results in this market and our future projections indicate a continuation of this trend. Additionally, the recently enacted reform of the Common Agricultural Policy within the European Union and its likely effect on future tobacco production and costs have added further impetus for us to take this decision. After giving effect to the treatment of the Italian operations closure as a discontinued operation, we expect our earnings per share on a diluted basis from continuing operations to be toward the upper end of our previously disclosed guidance of $1.95 to $2.05 per share.”

Readers of this news release should note that comments contained herein that are not purely statements of historical fact may be deemed to be forward-looking. Specifically, this press release includes estimates of the timing of closure of facilities and sale of inventory, as well as the charges for discontinued operations in Italy, all of which are subject to change. Any forward-looking statement is based upon management’s current knowledge and assumptions about future events. The Company’s actual results could vary materially from those expected due to many factors, many of which the Company cannot control. These include economic or other factors that could change the timing or costs of closing the Italian operations, changes in demand for and supply of leaf tobacco, changes in general economic conditions, political and terrorist risks and changes in government regulations. Additional information on factors that may affect management’s expectations or Standard Commercial’s financial results can be found in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of these forward-looking statements.

STANDARD COMMERCIAL is an independent leaf tobacco dealer and operates in over thirty countries.